Exhibit 99.1

Press release dated April 17, 2003.

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Susan Baham
Senior Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC.

REPORTS RESULTS FOR SECOND QUARTER

        Charleston, South Carolina (April 17, 2003) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced diluted earnings per share of $.54 in the quarter ended March 31, 2003 on net income of $7.2 million. Diluted earnings per share were consistent with diluted earnings per share of $.54 also reported in the comparable quarter ended March 31, 2002, when net income was reported at $7.5 million. The Company also announced diluted earnings per share of $1.04 for the six months ended March 31, 2003 compared with $1.03 for the comparable six months ended March 31, 2002. Net income of $13.9 million was reported for the first six months of fiscal 2003 compared with $14.3 million for the six months ended March 31, 2002.

        President and Chief Executive Officer A. Thomas Hood commented, "Income from operations during the second quarter of fiscal 2003 resulted in returns on average equity and average assets of 17.57% and 1.29%, respectively. We are very proud of these accomplishments, recognizing that economic activity has been slower this year than expected. One facet of our business that has grown significantly is residential mortgage originations, where activity has been strongly influenced by some of the lowest mortgage rates ever recorded. The Company's significant role as a residential mortgage lender is evidenced by unusually strong gains on mortgage banking loan sales this quarter. Gains from loan sales climbed to $2.6 million in the March 2003 quarter, up 212% from one year ago. Another strong revenue growth area for the Company continues to be insurance revenues. Insurance revenues of $4.1 million were reported in the second quarter of fiscal 2003, growing by 32% compared with the second quarter of fiscal 2002 when insurance revenues were $3.1 million. During both periods, insurance revenues from performance-based contingent commissions totaled approximately $1.3 million. Deposit account revenues also increased significantly in the quarter ended March 31, 2003, up 14.3%, or $314 thousand, over the quarter ended March 31, 2002. A loss of $1.1 million from loan servicing operations reflected higher prepayment speeds than expected on our originated mortgage loan servicing portfolio in connection with record low rates, resulting in an impairment charge of $1.3 million in the quarter ended March 31, 2003. Net revenues from loan servicing operations of $513 thousand were reported in the comparable quarter ended March 31, 2002. The impairment expense in the March 2003 quarter was more than offset by higher gains from loan sales and from gains of $860 thousand recorded on the sale of mortgage-backed securities."

        Hood continued, "The Company's net interest margin declined slightly to 3.80% in the quarter ended March 31, 2003 compared to 3.87% in the quarter ended March 31, 2002. Increased loan repayments, increased residential fixed-rate loan sales and the funding of our stock repurchase program contributed to a decline of $98 million in the current quarter's average earning assets compared with the comparable period in fiscal 2002. These factors resulted in a $1.3 million decline in net interest income in the current quarter ended March 31, 2003, or approximately 6.3%, from the quarter ended March 31, 2002. As a result of the current low rate environment, we remain very selective in growing both our loan and investment portfolios."

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First Financial Holdings, Inc.

April 17, 2003

        Total expenses increased 10.1%, or approximately $1.6 million to $17.3 million in the second quarter of fiscal 2003 compared with the second quarter of fiscal 2002. Increases in salary and benefit costs accounted for most of the increase, due principally to higher commission payments, annual merit increases, higher health benefit costs and growth in insurance operations from recent insurance agency acquisitions."

        Total problem assets at March 31, 2003 declined 19.6% to $15.1 million from $18.7 million at March 31, 2002 and also declined 4.7% from $15.8 million at December 31, 2002. The ratio of problem assets to total assets was .68% at March 31, 2003 compared to .82% at March 31, 2002 and .71% at December 31, 2002. The ratio of net loan charge-offs to average net loans annualized was 40 basis points in the current quarter compared to 28 basis points in the comparable quarter one year ago and 35 basis points in the December 2002 quarter. Hood commented, "Based on information available at the present time, we expect charge-offs to be moderately lower over the second half of the fiscal year. We remain vigilant in maintaining our credit quality."

        As of March 31, 2003, total assets of First Financial were $2.2 billion and deposits were $1.4 billion. Loans receivable totaled $1.8 billion at March 31, 2003 and stockholders' equity totaled $161 million. Book value per common share increased to $12.69 at March 31, 2003 compared to $12.29 one year ago. As part of its announced stock repurchase program, the Company repurchased 322,500 shares of common stock during the quarter ended March 31, 2003. A total of 524,500 shares of common stock have been repurchased of total authorized shares of 650,000 during the six months ended March 31, 2003.

        First Financial is the holding company of First Federal, which operates 44 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

        Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

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First Financial Holdings, Inc.

April 17, 2003

FIRST FINANCIAL HOLDINGS, INC.
Unaudited Consolidated Financial Highlights
(in thousands, except share data)

Three Months Ended	Six Months Ended
03/31/03	03/31/02	12/31/02	03/31/03	03/31/02
Statements of Income
Interest income	$ 33,834	$ 38,591	$ 35,918	$ 69,752	$ 79,133
Interest expense	14,144	17,585	15,533	29,677	37,651
Net interest income	19,690	21,006	20,385	40,075	41,482
Provision for loan losses	(1,650)	(1,500)	(1,485)	(3,135)	(3,016)
Net interest income after provision	18,040	19,506	18,900	36,940	38,466
Other income
Net gain on sale of loans	2,550	818	2,012	4,562	1,991
Net gain on sale of investments and
mortgage-backed securities	860	-	326	1,186	25
Brokerage fees	629	567	395	1,024	1,038
Commissions on insurance	3,885	3,138	2,384	6,269	4,996
Other	Other agency income	257	-	252	509	-
Service charges and fees on deposit accounts	2,506	2,192	2,677	5,183	4,560
Loan servicing fees	(1,067)	513	71	(996)	983
Real estate operations (net)	(201)	(198)	(157)	(358)	(317)
Other	1,069	853	1,245	2,314	1,754
Total other income	10,488	7,883	9,205	19,693	15,030
Other expenses
Salaries and employee benefits	10,891	9,523	11,103	21,994	18,997
Occupancy costs	1,263	1,187	1,324	2,587	2,506
Marketing	386	330	414	800	810
Depreciation, amort., etc.	1,329	1,158	1,376	2,705	2,334
FDIC insurance premiums	64	69	62	126	135
Other	3,398	3,474	3,393	6,791	6,525
Total other expenses	17,331	15,741	17,672	35,003	31,307
Income before income taxes	11,197	11,648	10,433	21,630	22,189
Provision for income taxes	4,028	4,140	3,725	7,753	7,877
Net income	7,169	7,508	6,708	13,877	14,312
Earnings per common share:
Basic	0.55	0.56	0.51	1.06	1.07
Diluted	0.54	0.54	0.50	1.04	1.03
Average shares outstanding	12,931	13,396	13,157	13,045	13,395
Average diluted shares outstanding	13,249	13,852	13,506	13,378	13,843
Ratios:
Return on average equity	17.57%	18.45%	16.23%	16.92%	17.80%
Return on average assets	1.29%	1.30%	1.20%	1.24%	1.24%
Net interest margin	3.80%	3.87%	3.86%	3.83%	3.81%
Operating expense/average assets	3.12%	2.73%	3.15%	3.13%	2.71%
Efficiency ratio	58.71%	54.12%	60.07%	59.39%	55.11%
Net charge-offs/average net loans, annualized	0.40%	0.28%	0.35%	0.37%	0.28%

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First Financial Holdings, Inc.

April 17, 2003

	03/31/03	03/31/02	12/31/02
Statements of Financial Condition
Assets
Cash and cash equivalents	$ 84,058	$ 97,948	$ 82,958
Investments	38,741	44,083	45,797
Loans receivable	1,830,061	1,900,583	1,880,290
Mortgage-backed securities	175,663	178,946	130,791
Office properties, net	35,217	32,452	35,644
Real estate owned	3,539	4,417	3,323
Other assets	46,826	38,109	46,034
Total Assets	2,214,105	2,296,538	2,224,837
Liabilities
Deposits	1,446,417	1,423,698	1,442,310
Advances from FHLB	538,000	643,000	556,000
Other borrowings	26,805	23,750	26,872
Other liabilities	41,446	41,135	34,599
Total Liabilities	2,052,668	2,131,583	2,059,781
Stockholders' equity
Stockholders' equity	207,335	185,375	202,216
Treasury stock	(47,320)	(22,978)	(39,189)
Accumulated other comprehensive income	1,422	2,558	2,029
Total stockholders' equity	161,437	164,955	165,056
Total liabilities and stockholders' equity	2,214,105	2,296,538	2,224,837
Stockholders' equity/assets	7.29%	7.18%	7.42%
Common shares outstanding	12,723	13,418	13,026
Book value per share	$ 12.69	$ 12.29	$ 12.67

	03/31/03	03/31/02	12/31/02
Credit quality-quarterly results
Total reserves for loan losses	$ 15,457	$ 16,289	$ 15,659
Loan loss reserves/net loans	0.84%	0.86%	0.83%
Reserves/non-performing loans	134.08%	113.70%	125.46%
Provision for losses	$ 1,650	$ 1,500	$ 1,485
Net loan charge-offs	$ 1,852	$ 1,354	$ 1,650

Problem assets
Non-accrual loans	$ 11,206	$ 11,611	$ 12,160
Accruing loans 90 days or more past due	22	36	17
Renegotiated loans	300	2,679	304
REO thru foreclosure	3,539	4,417	3,323
Total	$ 15,067	$ 18,743	$ 15,804
As a percent of total assets	0.68%	0.82%	0.71%